Exhibit 99.1

November 1, 2005

Tetra Tech Elects Lee McIntire as New Board Member

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that the board of directors has elected Lee McIntire to serve as a new director.  The board now has eight members and includes six outside directors.

Mr. McIntire was a member of Bechtel Group, Inc.’s Board of Directors and President of Bechtel’s global civil infrastructure business, retiring in 2004.  From 2000 to 2001, he was President of Bechtel North America.  Prior to that, he was President of Bechtel National, the multi-billion dollar group responsible for services to the U.S. government, from 1995 to 1999.  He previously worked for the Arabian American Oil Company (renamed Saudi Aramco).

Li-San Hwang, Tetra Tech’s CEO, said, “Mr. McIntire is one of the most well known and successful leaders in our industry.  He contributed substantially to Bechtel’s growth in the federal sector, building a multi-billion dollar business that is directly relevant to Tetra Tech’s business.  His diverse knowledge and experience in our industry should enhance Tetra Tech’s future growth.”

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With over 7,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACT: Mike Bieber, (626) 351-4664

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.